Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NANO VIBRONIX, INC.

Nano Vibronix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify that:

1.            The name of the corporation is Nano Vibronix, Inc.

2.            The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on October 20, 2003.

3.            This Amended and Restated Certificate of Incorporation, which amends and restates the Corporation’s Certificate of Incorporation in its entirety, has been duly adopted with the provisions of Sections 242 and 245 of the GCL, and the stockholders of the Corporation have given their written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware. The provisions of the Amended and Restated Certificate of Incorporation are as follows:

ARTICLE I

Name

The name of this corporation is Nano Vibronix, Inc. (the “Corporation”).

ARTICLE II

Registered Office

The registered office in the State of Delaware is located at 1313 Market Street, Suite 5100, in the City of Wilmington 19801, County of New Castle, and its registered agent at such address is PHS Corporate Services, Inc.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

Authorized Capital

The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares that the Corporation is authorized to issue is forty two million (42,000,000). Twenty four million (24,000,000) shares shall be Common Stock, par value $0.001 per share, and eighteen million (18,000,000) shares shall be Preferred Stock, par value $0.001 per share.

Section 4A.          Common Stock.

4A.1.      General. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference priority over, or rights superior to, the Common Stock and except as otherwise provided by law and this Article, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the corporation and each share of Common Stock shall be entitled to one vote. Except as otherwise provided by the Delaware General Corporation Law or this Amended and Restated Certificate of Incorporation, the holders of record of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise.

4A.2.      Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders. There shall be no cumulative voting.

4A.3       Number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

4A.4       Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4A.5       Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably in all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

Section 4B.          Of the Preferred Stock, four hundred thousand (400,000) shares of Preferred Stock are hereby designated as "Series A-1 Participating Convertible Preferred Stock" (and are referred to herein as “Series A-1 Stock”), three hundred thousand (300,000) shares of Preferred Stock are hereby designated as "Series A-2 Participating Convertible Preferred Stock" (and are referred to herein as “Series A-2 Stock” and, together with the Series A-1 Preferred Stock, are referred to herein as the “Series A Stock”); four million six hundred fifty thousand (4,650,000) shares of Preferred Stock are hereby designated as "Series B-1 Participating Convertible Preferred Stock" (and are referred to herein as “Series B-1 Stock”), and twelve million six hundred fifty thousand (12,650,000) shares of Preferred Stock are hereby designated as "Series B-2 Participating Convertible Preferred Stock" (and are referred to herein as “Series B-2 Stock” and, together with the Series B-1 Preferred Stock, are referred to herein as the “Series B Stock”). Capitalized terms not otherwise defined have the meanings set forth in Section 4.6 below.

Upon this Certificate of Incorporation becoming effective pursuant to the General Corporation Law (the “Effective Time”):

(i) Each share of the Corporation’s Series A Participating Convertible Preferred Stock, par value $0.001 per share, which was initially purchased from the Corporation at a price of $11.23 per share (“Prior $11.23 Series A Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as one fully paid and nonassessable share of Series A-1 Stock;

(ii) Each share of the Corporation’s Series A Participating Convertible Preferred Stock, par value $0.001 per share, which was initially purchased from the Corporation at a price of $17.25 per share (“Prior $17.25 Series A Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as one fully paid and nonassessable share of Series A-2 Stock.

(iii) Any stock certificate that, immediately prior to the Effective Time, represented shares of Prior $11.23 Series A Stock or Prior $17.25 Series A Preferred Stock (collectively, the “Prior Series A Stock”) will, from and after the Effective Time, until exchanged for a stock certificate representing Series A-1 Stock or Series A-2 Stock, whichever is applicable, automatically represent identical shares of the applicable series of Preferred Stock; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Prior Series A Stock shall receive, upon surrender of such certificate or certificates or any appropriate affidavit of loss, a new certificate or certificates evidencing and representing the same number of shares of the applicable class of Series A Stock.

(iv) the Corporation's Series B Participating Convertible Preferred Stock, par value $0.001 per share (the “Prior Series B Stock”) held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action, be reclassified as, and shall become, one share of Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Prior Series B Stock shall from and after the Effective Time be deemed to represent shares of Common Stock, without the need for surrender or exchange thereof.

The rights, preferences, privileges and restrictions, and the number of shares constituting each such series (the “Series”) and the designation of such series, are set forth as follows:

4B.1.      Number and Designation. Any increase or decrease in the number of authorized shares of the Series shall be effectuated by filing an amendment to this Amended and Restated Certificate of Incorporation that has been duly adopted by the Board of Directors of the Corporation and approved by the stockholders of the Corporation pursuant to the provisions of the GCL and that states that such increase or reduction has been so authorized.

4B.2.      Dividends. When and as any dividend or distribution is declared or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the Series A Holders and Series B Holders will be entitled to participate with the holders of Common Stock in such dividend or distribution as set forth in this Section 4B.2. At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay to each Series A Holder and Series B Holder such holder’s share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the aggregate number of shares of Common Stock then obtainable upon conversion of such holder’s Preferred Stock.

4B.3.      Voting Rights.

A.           Generally. Except as otherwise required by law or as set forth herein, the Series A Holders and Series B Holders shall be entitled to notice of any shareholders’ meeting and to vote together with the Common Stock, and not as a separate class (except as specifically provided herein or otherwise required by law), upon any matter submitted for approval by the holders of Common Stock on the following basis: the Series A Holders and Series B Holder shall have that number of votes equal to the aggregate number of shares of Common Stock into which their outstanding Preferred Stock is then convertible.

B.           Series A Directors. Until the earlier to occur of (i) a QIPO or (ii) the point at which the equity beneficially owned by the Series A-1 Holders constitutes less than five percent (5%) of the fully-diluted equity of the Corporation, the Series A-1 Holders shall have the exclusive right to elect one member of the Board of Directors of the Corporation (the “Series A-1 Director”), who shall also be appointed to the Compensation Committee of the Board of Directors. Until the earlier to occur of (i) a QIPO or (ii) the point at which the equity beneficially owned by the Series A-2 Investors constitutes less than five percent (5%) of the fully-diluted equity of the Corporation, Ludgate Investments Limited shall have the exclusive right to elect one member of the Board of Directors of the Corporation (the “Series A-2 Director”). The manner of election of the remaining members of the Board of Directors of the Corporation shall be as set forth in the Bylaws of the Corporation.

C.           In addition to any other rights provided by law, so long as any Series A Stock is outstanding but only until the earlier to occur of (x) a QIPO or (y) the point at which the equity beneficially owned by each of the Series A-1 Investors and the Series A-2 Investors constitutes less than five percent (5%) of the fully-diluted equity of the Corporation (except with respect to clause (i) below, which shall remain in place so long as any Series A Stock is outstanding), the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series A Stock, will not:

(i)          amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation, as amended or By-Laws if such action would alter adversely the liquidation preferences of, or other priorities, rights or privileges provided for the benefit of, the Series A Stock; or

(ii)         authorize or issue shares of any class or series of stock (other than the Series A Stock) having any preference or priority as to dividends, voting or liquidation or other rights superior to, or pari passu with, any such preference, priority, right or privilege of the Series A Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, voting or liquidation or other rights superior to any such priority, right or privilege of the Series A Stock;

(iii)        reclassify any class or series of stock junior to the Series A Stock into stock senior to the Series A Stock with respect to any preference, priority, right or privilege;

(iv)        repurchase or redeem any equity securities of the Corporation; or

(v)         increase the number of members of the Corporation’s Board of Directors to more than five members, except in connection with the issuance of equity securities of the Corporation to investors who purchase a minimum of fifteen percent (15%) of the then-current fully diluted equity of the Corporation.

4B.4.      Preference Upon Liquidation.

A.           Upon any liquidation, dissolution or winding up of the Corporation, (i) first, each Series B Holder will be entitled to be paid, before any distribution or payment is made upon any other securities of the Corporation, an amount in cash equal to the aggregate Liquidation Value of all shares of Series B Stock held by such holder; (ii) second, each Series A Holder will be entitled to be paid, before any distribution or payment is made upon any Junior Securities of the Corporation, an amount in cash equal to the aggregate Liquidation Value of all shares of Series A Stock held by such holder; (iii) thereafter, each Series A Holder and Series B Holder shall participate in any distribution or payment on a pro rata basis with all Junior Securities and such shares shall thereafter have only the rights of Common Stock as if such holder’s Preferred Stock had been converted into Common Stock pursuant to Section 4B.5(A). If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the Series B Holders (or the Series A Holders) the full amount to which they shall be entitled under Section 4B.4.A.(i) (or Section 4B.4.A.(i) (ii)), the Series B Holders (or the Series A Holders) shall share ratably in any distribution of the assets available for distribution to the Series B Holders (or the Series A Holders) in proportion to the respective amounts which would otherwise be payable in respect of the Preferred Shares held by them upon such distribution if all amounts payable on or with respect to such Preferred Shares were paid in full.

B.           Notwithstanding Section 4B.5B(ii) below, the reorganization, consolidation or the merger of the Corporation into or with any other corporation(s) or other entity(ies) (a “Reorganization”), the sale, lease, licensing, exchange or other transfer by the Corporation of all or more than 50% of the Corporation’s business assets or the commencement by the Corporation of a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of or more than 50% of the Corporation’s business assets, or the making of an assignment for the benefit of its creditors, or an admission in writing of its inability to pay its debts generally as they become due (any of such actions or events, a “Material Event”), will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4B.4 and the consideration payable to the stockholders of the Corporation shall be allocated in accordance with Section 4B.4A. If the amount deemed paid or distributed under this Subsection is made in property other than cash, the value of such property shall be determined in accordance with Section 4B.6F. Notwithstanding the foregoing, any Series A Holder or Series B Holder may elect, in such holder’s sole discretion, upon written notice to the Corporation not less than three (3) days before any such Reorganization, for such Reorganization of the Corporation not to be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4B.4 with respect to such holder’s shares.

C. Notwithstanding the foregoing, a “Reorganization” shall not include any reorganization, consolidation or the merger involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

4B.5.      Conversion into Conversion Stock

A.           Conversion.

(i)           Mandatory Conversion.

(a)          Upon QIPO. All of the outstanding shares of Series A Stock and Series B Stock will be automatically converted into the number of shares of Conversion Stock calculated in accordance with the provisions of Section 4.5A(iii) hereof upon the closing of the QIPO. Written notice of such mandatory conversion shall be delivered to all holders of Preferred Stock as soon as reasonably possible following the entry into definitive agreements for the consummation of the QIPO.

(b)          Upon Call of Required Holders. The Required Holders of the Series A Stock or Series B Stock may, upon at least thirty (30) days notice to the Corporation, cause each outstanding share of Series A Stock or Series B Stock, respectively, to be called for conversion into shares of Common Stock at the then effective Conversion Price (a “Required Conversion”). Such notice shall state the requested date of conversion. The Corporation shall give notice of any Required Conversion, at least fifteen (15) days prior to the requested date of conversion, by certified or registered mail (return receipt requested), postage prepaid, to each of the Series A Holders or Series B Holders (other than the Required Holders who have given a notice of conversion). Such notice shall be addressed to each such Series A Holder or Series B Holder at the address as it appears on the stock transfer books of the Corporation and shall specify the date of conversion and the number of shares requested to be converted.

(ii)         Optional Conversion. A Series A Holder or Series B Holder shall at any time have the right to convert any or all of its shares of Preferred Stock into the number of shares of Conversion Stock calculated in accordance with the provisions of Section 4B.5A(iii) hereof.

(iii)        Conversion Ratio. Upon conversion of any or all shares of Preferred Stock pursuant to this Section 4B.5A, the Holder shall be entitled to receive the number of shares of Conversion Stock equal to the product of (a) the number of shares of Preferred Stock being converted and (b) a fraction, the numerator of which shall be equal to the Series Issuance Price (as hereafter defined), and the denominator of which shall be equal to the then-applicable Conversion Price (as adjusted, if applicable, pursuant to the provisions of Section 4B.5B hereof).

(iv)        As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder:

(a)          a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(b)          a certificate representing any shares of Series A Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v)         Fractional Shares. No fractional shares of Conversion Stock shall be issued upon any conversion. In lieu of any fractional share of Conversion Stock that would have been issuable upon any conversion, the Corporation will pay the holder of the Conversion Stock the Fair Market Value of such fractional share.

(vi)        Conversion Fees. The issuance of certificates for shares of Conversion Stock upon conversion of Preferred Stock will be made without charge.

(vii)       Books of the Corporation. The Corporation will not close its books against the transfer of Preferred Stock or Conversion Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the conversion of Preferred Stock.

B.           Adjustment of Conversion Price. In order to prevent dilution of the conversion rights granted under this Section, the Conversion Price will be subject to adjustment from time to time pursuant to this Section 4B.5B.

(i) Subdivision or Combination of Common Stock; Dissolution.

(a)          If the Corporation at any time or from time to time following the Original Issue Date subdivides (by any reclassification, stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares (without a corresponding change to the Series A and Series B Stock), the Conversion Price in effect immediately prior to such subdivision will, concurrently with the effectiveness of such subdivision, be proportionately reduced, and if the Corporation at any time combines (by reclassification, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares (without a corresponding change to its Preferred Stock), the Conversion Price in effect immediately prior to such combination will, concurrently with the effectiveness of such combination, be proportionately increased. In the event of any such reclassification, stock split, stock dividend or subdivision, each Series A Holder and Series B Holder shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, stock split, subdivision or other change, all subject to further adjustment as provided herein or as provided by the terms of such other securities or property.

(b)          In the event of a judicial or non-judicial dissolution of the Corporation, the conversion rights and privileges of the Series A Holders and Series B Holders shall terminate on a date, as fixed by the Board of Directors of the Corporation, not more than 30 days and not less than 3 days before the date of such dissolution; provided that the Series A Holders and Series B Holders receive at least 45 days prior notice of such dissolution setting forth in detail the material terms of dissolution.

(ii)         Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (without a corresponding change to the Preferred Stock) or the merger or consolidation of the Corporation with or into another corporation or another entity or person, as a part of such capital reorganization, merger or consolidation, provision shall be made so that the Preferred Stock Holders shall thereafter be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4B.5 with respect to the rights of the Preferred Stock Holders after the capital reorganization to the end that the provisions of this Section 4B.5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(iii)        Other Adjustments. The Conversion Price of Series A-1 Stock and Series B Stock shall also be subject to other adjustments, as follows:

(a)           General.

(x)          In any case to which Sections 4B.5B(i) and 4B.5B(ii) hereof are not applicable, except as set forth below, where the Corporation shall issue or sell shares of its Common Stock after the Original Issue Date for a consideration per share (after subtracting the Fair Market Value of any securities or other assets transferred by the Corporation in units or otherwise together with such Common Stock (“Additional Assets”)) that is less than the Conversion Price in effect at the time of issuance or sale of such additional shares (such lower consideration per share, the “Issuance Price”), then the Conversion Price in effect hereunder shall simultaneously with such issuance or sale be reduced to an amount equal to the Issuance Price; provided that in the case of the Series A-1 Stock, in the event the Issuance Price would be less than the Benchmark Price (as hereinafter defined), the Conversion Price of the Series A-1 Stock shall be the Benchmark Price, as further adjusted pursuant to Section 4B.5B(iii)(a)(y).

(y)          To the extent that the Issuance Price shall be less than the lower of the Benchmark Price or the Conversion Price of the Series A-1 Stock then in effect (the “Weighted Average Price”), the Conversion Price per share of the Series A-1 Stock in effect hereunder shall simultaneously with such issuance or sale be further reduced to a price determined by multiplying the Weighted Average Price by the quotient of (1) an amount equal to (x) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale, assuming conversion or exercise of all Convertible Securities and Options that are convertible or exercisable (as the case may be) at a price below the Weighted Average Price, multiplied by the Weighted Average Price (or, in the event of further adjustments, the Conversion Price of the Series A-1 Stock in effect hereunder immediately prior to such issuance or sale), plus (y) the consideration, if any, received by the Corporation upon such issuance or sale, divided by (2) the total number of shares of Common Stock outstanding immediately after issuance or sale of such additional shares, assuming conversion or exercise of all Convertible Securities or Options that are convertible or exercisable (as the case may be) at a price below the Weighted Average Price, multiplied by the Weighted Average Price.

(z)          This Section 4B.5B(iii) shall not apply to the issuance of (i) all shares of Common Stock issued or issuable to employees, directors or consultants pursuant to any equity compensation plan that is in effect on the date hereof, (ii) all shares of Common Stock issued or issuable to employees, directors or consultants pursuant to any equity compensation approved by the Corporation’s Board of Directors, including the Series A Director, (iii) all shares of Common Stock issued or issuable to bona fide leasing companies, strategic partners, or major lenders, (iv) all shares of Common Stock issued or issuable as the purchase price in a bona fide acquisition or merger or other strategic transaction with an unaffiliated party (including reasonable fees paid in connection therewith), or (v) all shares of Common Stock issued upon conversion or exercise of Options or other Convertible Securities outstanding on the date hereof.

(b)           Convertible Securities.

(x)          In case the Corporation shall issue or sell any securities convertible into Common Stock of the Corporation (“Convertible Securities”) (including without limitation Additional Assets) after the Original Issue Date, there shall be determined the price per share for which Common Stock is issuable upon the conversion or exchange thereof, such determination to be made by dividing (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the then-current minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (2) the maximum number of shares of Common Stock of the Corporation issuable upon the conversion or exchange of all of such Convertible Securities for such then-current minimum aggregate amount of additional consideration.

(y)          If the price per share so determined shall be less than the applicable Conversion Price, then such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such Convertible Securities shall by their terms provide for an increase or increases or decrease or decreases with the passage of time or otherwise, in the amount of additional consideration, if any, to the Corporation, or in the rate of exchange, upon the conversion or exchange thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same, and provided further, that upon the expiration of such rights of conversion or exchange of such Convertible Securities, if any thereof shall not have been exercised, the adjusted Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were those actually issued or sold upon the conversion or exchange of such Convertible Securities, and that they were issued or sold for the consideration actually received by the Corporation upon such conversion or exchange, plus the consideration, if any, actually received by the Corporation for the issue or sale of all of such Convertible Securities.

(c)           Rights and Options.

(x)          In case the Corporation shall grant any rights, warrants or options to subscribe for, purchase or otherwise acquire Common Stock (collectively, “Options”) after the Original Issue Date, there shall be determined the price per share for which Common Stock is issuable upon the exercise of such Options, such determination to be made by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options, by (2) the maximum number of shares of Common Stock of the Corporation issuable upon the exercise of such Options for such minimum aggregate amount of additional consideration.

(y)          If the price per share so determined shall be less than the applicable Conversion Price, then the granting of such Options shall be deemed to be an issue or sale for cash (as of the date of the granting of such Options) of such maximum number of shares of Common Stock at the price per share so determined, provided that, if such Options shall by their terms provide for an increase or increases or decrease or decreases, with the passage of time or otherwise, in the amount of additional consideration payable to the Corporation upon the exercise thereof or in the maximum number of shares of Common Stock issuable, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same, and provided, further, that upon the expiration of such Options, if any thereof shall not have been exercised, the adjusted Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been had an adjustment been made on the basis that the only shares of Common Stock so issued or sold were those actually issued or sold upon the exercise of such Options and that they were issued or sold for the consideration actually received by the Corporation for the granting of all such Options, whether or not exercised.

(iv)        Certain Events. If any event occurs of the type contemplated by the provisions of this Section 4.B5 but not expressly provided for by such provisions, then the Board of Directors of the Corporation will make an adjustment in the Conversion Price so as to protect equitably the rights of the Series A Holders and Series B Holders.

(v) Notices, Regarding Change in Conversion Price or Otherwise.

(a)          Immediately upon any adjustment of the Conversion Price with respect to the Preferred Stock, the Corporation will send written notice thereof to all affected Preferred Stock Holders.

(b)          The Corporation will send written notice to all Preferred Stock Holders at least twenty (20) days prior to the date on which the Corporation (x) closes its books or takes a record (1) with respect to any dividend or distribution upon Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock, or (3) for determining rights to vote on or approve any matter, (y) proposes to take any action on which the Preferred Stock Holders are entitled to vote pursuant to Section 4B.3 or (z) enters into, agrees to enter into or is subject to a Material Event as described in Section 4B.4B.

(c)          All notices and other communications from the Corporation to a Preferred Stock Holder shall include all material information concerning any action, proposed action or other matter referred to in the notice or communication and shall be (x) mailed by first class registered or certified mail, postage prepaid, (y) faxed (with confirmation) or (z) e-mailed (with receipt confirmed), at such address, fax number or e-mail address (as the case may be) as may have been furnished to the Corporation in writing by such holder, or, until an address, fax number or e-mail address is so furnished, to and at the address, fax number or e-mail address of the last holder who has so furnished an address, fax number or e-mail address to the Corporation.

C.           Converted Shares. Any shares of Preferred Stock which are converted pursuant to this Section 4B.5 will be canceled and will not be reissued, sold or transferred.

4B.6.        Miscellaneous.

A.          Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

B.           Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

C.           Definitions. For purposes hereof:

“Additional Assets” has the meaning set forth in Section 4B.5B(iii)(a).

“Benchmark Price” shall mean $7.487, subject to equitable adjustment in the event of any change in the Conversion Price pursuant to Sections 4B.5B(i) or 4B.5B(ii).

“Conversion Price” with respect to any share shall initially mean its Series Issuance Price, and shall be subject to adjustment from time to time in accordance with the provisions of Section 4B.5B.

“Conversion Stock” shall mean the Common Stock or other securities issuable upon conversion of the Preferred Stock as determined in accordance with the provisions of Section 4.5.

“Convertible Securities” shall have the meaning set forth in Section 4.5B(iii)(b)(x).

“Determination Date” means any particular date chosen for the determination of the Fair Market Value of a share of Common Stock or Additional Asset.

“Fair Market Value” of a share of Common Stock or Additional Asset as of a Determination Date shall mean: (i), in the case of Common Stock:

(a)          if the Corporation’s Common Stock is traded on an exchange or is quoted on the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) National Market System or the NASDAQ SmallCap Market, then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date;

(b)          if the Common Stock is not traded on an exchange or on the NASDAQ National Market System or the NASDAQ SmallCap Market but is traded in the over-the-counter market, then the mean of the closing bid and asked prices reported for the last business day immediately preceding the Determination Date;

(c)          except as provided in clause (d) below, if the Common Stock is not publicly traded, then as the holder and the Corporation agree or in the absence of agreement by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen by the Corporation (and reasonably acceptable to a Series A Director, or, if no Series A Director is then serving, the majority in interest of the Series A Holders) from a panel of persons qualified by education and training to pass on the matter to be decided; and

(d)          if the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Corporation’s Certificate of Incorporation, as amended, then all amounts to be payable per share to holders of the Common Stock pursuant to the Certificate of Incorporation in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the Certificate of Incorporation, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of all warrants that are outstanding at the Determination Date;

and (ii), in the case of Additional Assets, the fair market value of such Additional Assets as reasonably determined by the Board of Directors of the Corporation.

“Issuance Price” shall have the meaning set forth in Section 4B.5B(iii)(a).

“Junior Securities” means the Common Stock and any equity securities of any kind (but not including any debt securities convertible into equity securities) which the Corporation or any Subsidiary at any time issues or is authorized to issue other than the Series A Stock and the Series B Stock, unless the terms of such security explicitly state that such security shall be senior to or on a par with the Series A Stock or Series B Stock.

“Liquidation Value” means, with respect to any share of Series A Stock or Series B Stock as of any particular date, the Series Issuance Price, subject to adjustment for any and all recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends, subdivisions, combinations or similar events .

“Material Event” shall have the meaning set forth in Section 4B.4B.

“Options” shall have the meaning set forth in Section 4B.5B(iii)(c)(x).

“Original Issue Date” means January 31, 2005.

“Person” and “person” means an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

“QIPO” shall mean a firm commitment underwritten public offering of shares of Common Stock at a price per share of Common Stock in excess of the Series A-2 then-applicable Conversion Price.

“Required Holders” with respect to the Series A Stock or Series B Stock shall mean the owners of a majority of the outstanding shares of the Series A Stock or Series B Stock, respectively.

“Reorganization” shall have the meaning set forth in Section 4B.4B.

“Series A-1 Director” shall have the meaning set forth in Section 4B.3B.

“Series A-2 Director” shall have the meaning set forth in Section 4B.3B.

“Series A-1 Holder” shall mean a registered holder of Series A-1 Stock.

“Series A-2 Holder” shall mean a registered holder of Series A-2 Stock.

“Series B Holder” shall mean a registered holder of Series B Stock.

“Series B-1 Holder” shall mean a registered holder of Series B-1 Stock.

“Series B-2 Holder” shall mean a registered holder of Series B-2 Stock.

“Series Issuance Price” means:

(a)          $11.23, with respect to the Series A-1 Stock;

(b)          $17.25, with respect to the Series A-2 Stock;

(c)          $ 0.284, with respect to the Series B-1 Stock; and

(d)          $ 0.199, with respect to the Series B-2 Stock

in each case, subject to adjustment for any and all recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends, subdivisions, combinations or similar events.

“Subsidiary” means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

D.           Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of this Article IV adversely affecting the rights of the holders of the Series A Stock without the prior approval of the Required Holders provided further that in the case of an amendment, modification or waiver with respect to any provision of Section 4B.5B(iii), the Required Holders shall include a majority in interest of the Series A-1 Investors.

E.           Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied.

F.            Consideration Other Than Cash. In any case where the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i)          Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below: (a) if the principal trading market for such securities is an exchange, the average of the high reported sale prices per share of such securities for the last five previous trading days in which a sale was reported, as officially reported on any consolidated tape, (b) if the principal market for the Common Stock is the over-the-counter market, the average of the high reported sale prices per share on such trading days as set forth by such market or, (c) if such securities are not quoted by such over-the-counter market, the average of the average of the mean of the bid and asking prices per share on such trading days as set forth in the National Quotation Bureau sheet listing such securities for such days. Notwithstanding the foregoing, if there is no reported high sale price, as the case may be, reported on any of the ten trading days preceding the event requiring a determination of fair market value hereunder, then the fair market value shall be the average of the high bid and asked prices for such days; and if there is no reported high bid and asked prices, as the case may be, reported on any of the ten trading days preceding the event requiring a determination of fair market value hereunder, then the fair market value shall be determined in good faith by resolution of the Board of Directors of the Corporation, based on the best information available to it; provided that in the event of a dispute of the Board of Director’s determination, the fair market value shall be determined by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen by the Corporation from a panel of persons qualified by education and training to pass on the matter to be decided.

(ii)         The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clauses (i) (a), (b) or (c) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

G.           Preemptive Rights. The Common Stockholders and the Series A Stockholders shall have such preemptive rights as are set forth in those certain Investor Rights Agreement and Stockholders Agreement, among the Corporation and certain of its stockholders, each dated January 31, 2005, as each may be amended.

ARTICLE V

Stockholder Action

Stockholders of the Corporation shall take action by (i) meetings held pursuant to this Amended and Restated Certificate of Incorporation and the ByLaws or (ii) written consent in lieu of a meeting pursuant to the provisions of Section 228 of the GCL. Meetings of stockholders may be held within or without the State of Delaware, as the ByLaws may provide. Special meetings of the stockholders, for any purpose or purposes, may be called by the Board of Directors of the Corporation or by the holders of at least 50% of the outstanding shares of capital stock of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the ByLaws of the Corporation.

ARTICLE VI

Creditors

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.

If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VII

Section 203 of the GCL

The Corporation expressly elects not to be governed by Section 203 of the GCL.

ARTICLE VIII

Management of Business of the Corporation

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(a) The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors, of which two members shall be the Series A-1 Director and the Series A-2 Director, if any, subject to the limitations set forth in Section 4.3B above.

(b) The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Corporation’s ByLaws, provided that they do not infringe upon the rights of the Series A Holders under Section 4.3 above. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

ARTICLE IX

ByLaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the ByLaws of the Corporation. Such power of the Board of Directors shall not divest the stockholders of the power, nor limit their power to adopt, amend, alter or repeal the ByLaws of the Corporation.

ARTICLE X

Limitation of Director Liability

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through ByLaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory).

To the fullest extent permitted by applicable law, the directors of the Corporation shall not be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the GCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director's duty or loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. To the fullest extent permitted by applicable law, each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect Subsidiary, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the GCL. The rights to indemnification and advancement of expenses conferred by this Article X shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect Subsidiary, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the GCL, as amended and in effect from time to time. If a claim under this Article X is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the GCL.

If the GCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article X shall be broadened to the fullest extent permitted by the GCL, as so amended.